                                                                    EXHIBIT 11.1

                          INTROGEN THERAPEUTICS, INC.

                  STATEMENT REGARDING COMPUTATION OF PRO FORMA
                               NET LOSS PER SHARE


                                                                  THREE MONTHS
                                                                      ENDED
                                                                  SEPTEMBER 30,       YEAR ENDED
                                                                      1996          JUNE 30, 1996
                                                                  -------------   ------------------
Weighted average shares outstanding.............................      7,663,758        7,015,961
Effect of preferred stock, common stock, options and warrants issued in twelve months preceding the Company's initial public
  offering......................................................        219,888          461,595
                                                                   ------------
Shares used in computing pro forma net loss per share...........      7,883,646        7,477,556
                                                                   ============
Net loss........................................................   $   (600,704)      $(1,332,195)
                                                                   ============
Pro forma net loss per share....................................   $       (.08)      $    (0.18)
                                                                   ============